Exhibit 99.1

              Baldwin Releases Results for Q2 of FY '07


    SHELTON, Conn.--(BUSINESS WIRE)--Jan. 31, 2007--Baldwin Technology Company, Inc. (AMEX: BLD), a leading global manufacturer of printing press accessories and control equipment, reported net sales for the second fiscal quarter ended December 31, 2006, of $48,168,000 compared to $43,826,000 for the second quarter last year, an increase of 9.9%. Net income for the quarter was $402,000, or $0.03 per diluted share, compared to $1,383,000, or $0.09 per diluted share, for the similar quarter last year.

    Net income for the current quarter was impacted by a pretax restructuring charge of $994,000 associated with the acquisition of the Oxy-Dry companies along with integration expenses of approximately $111,000. In addition, the company incurred fees of $125,000 to voluntarily terminate its credit line with Maple Bank GmbH and recorded a one-time tax expense of $250,000 in settlement of a tax audit at its German subsidiary that related to prior years. Currency translation had a negligible impact on net income for the quarter.

    The increase in sales was primarily attributable to the Oxy-Dry companies, which were acquired in late November 2006. Currency translation also favorably increased sales by $2,012,000 for the quarter.

    Net sales for the six months ended December 31, 2006, were $91,375,000, compared to $86,471,000 in the comparable period last year, an increase of 5.7%. Currency translation favorably increased sales by $2,568,000 for the six month period.

    Backlog at the end of the quarter was $58,614,000, including approximately $6,400,000 from the Oxy-Dry entities. Backlog was $49,167,000 at the beginning of the fiscal year, and $51,882,000 on September 30, 2006. Prior period backlog does not include Oxy-Dry.

    President and COO Karl S. Puehringer said, "During this quarter, we successfully completed the acquisition of the Oxy-Dry group of companies. Immediately after closing in late November, we started to aggressively manage the integration of Oxy-Dry operations into our own, and I am pleased with the progress we have achieved in the intervening two months. We expect to complete the integration before the end of the calendar year. While we will be able to record some of the integration benefits in Q3 and Q4 of FY '07, the full impact of expected annual savings of $3,700,000 will be felt during FY '08.

    "The acquisition of Oxy-Dry makes Baldwin the leading global full solution provider of cleaning applications in the offset printing market. We are pleased with initial reactions from customers about our new product lines. We will continue to work hard to leverage this unique market position," Puehringer said.

    Baldwin's Vice President and CFO Vijay Tharani, added, "During the quarter we refinanced our long-term debt by entering into a new larger credit facility with LaSalle/ABNAmro Bank. Under this arrangement, we have the ability to borrow up to $50,000,000 over the next five years at terms comparable to our previous arrangement. A portion of this credit line was utilized in the acquisition of Oxy-Dry."

    Baldwin will review its second quarter results and discuss its business outlook during a conference call today beginning at 11 a.m. Eastern Time. Call-in information is available at http://www.baldwintech.com under the Investor Relations section. Interested investors are encouraged to log onto the website and participate in the call or access the webcast to replay the call. Puehringer and Tharani will participate in the conference call.

    About Baldwin

    Baldwin Technology Company, Inc. is a leading international supplier of offset printing press accessories and controls for the newspaper publishing and commercial printing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Conn., the company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin's technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. For more information, visit http://www.baldwintech.com.

    Investors may contact Frank Hawkins or Julie Marshall, Hawk
Associates, at (305) 451-1888 or e-mail info@hawkassociates.com. For an online investment kit, visit http://www.hawkassociates.com. An investment profile about Baldwin Technology may be found at http://www.hawkassociates.com/bldprofile.aspx.

    Cautionary Statement: This release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Item 1A "Risk Factors" and Exhibit 99 to the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006.


                   Baldwin Technology Company, Inc.
             Condensed Consolidated Statements of Income
           (Unaudited, in thousands, except per share data)

                                          Quarter ended December 31,
                                        ------------------------------
                                                  2006           2005
                                          -------------  -------------
Net sales                                 $     48,168   $     43,826
Cost of goods sold                              32,550         29,040
                                          -------------  -------------
Gross profit                                    15,618         14,786
Operating expenses                              12,913         12,421
Restructuring                                      994            -0-
                                          -------------  -------------
Operating income                                 1,711          2,365
Interest expense                                   559            249
Interest (income)                                  (57)           (33)
Other expense (income), net                        175             12
                                          -------------  -------------
Income before income taxes                       1,034          2,137
Provision for income taxes                         632            754
                                          -------------  -------------
Net income                                $        402   $      1,383
                                          =============  =============
Net income per share - basic and diluted  $       0.03   $       0.09
                                          =============  =============
Weighted average shares outstanding -
 basic                                          15,097         14,953
                                          =============  =============
Weighted average shares outstanding -
 diluted                                        15,695         15,666
                                          =============  =============

                                        Six Months ended December 31,
                                        ------------------------------
                                                  2006           2005
                                          -------------  -------------
Net sales                                 $     91,375   $     86,471
Cost of goods sold                              61,495         57,629
                                          -------------  -------------
Gross profit                                    29,880         28,842
Operating expenses                              25,060         24,323
Restructuring                                      994            -0-
                                          -------------  -------------
Operating income                                 3,826          4,519
Interest expense                                   783            547
Interest (income)                                  (88)           (61)
Other expense (income), net                        (51)          (121)
                                          -------------  -------------
Income before income taxes                       3,182          4,154
Provision for income taxes                       1,454          1,578
                                          -------------  -------------
Net income                                       1,728   $      2,576
                                          =============  =============
Net income per share - basic and diluted  $        .11   $       0.17
                                          =============  =============
Weighted average shares outstanding -
 basic                                          15,050         14,983
                                          =============  =============
Weighted average shares outstanding -
 diluted                                        15,710         15,570
                                          =============  =============


                   Baldwin Technology Company, Inc.
                Condensed Consolidated Balance Sheets
                      (In thousands, unaudited)


                                            December 31,    June 30,
Current assets:                               2006 (1)        2006
                                            -------------  -----------
  Cash and equivalents                      $     20,523   $   14,986
  Trade receivables                               46,984       39,862
  Inventory                                       29,468       22,657
  Prepaid expenses and other                       6,374        5,274
                                            -------------  -----------
    Total current assets                         103,349       82,779
Property, plant and equipment, net                 5,282        3,617
Intangible assets                                 30,545       13,749
Other assets                                      12,697       12,618
                                            -------------  -----------
    Total assets                                 151,873      112,763
                                            =============  ===========

Current liabilities:
  Loans payable                             $      3,361   $    2,622
  Current portion of long-term debt                  412          853
  Other current liabilities                       60,854       49,539
                                            -------------  -----------
    Total current liabilities                     64,627       53,014
Long-term debt                                    31,309        7,080
Other long-term liabilities                        6,750        6,736
                                            -------------  -----------
     Total liabilities                           102,686       66,830
Shareholders' equity                              49,187       45,933
                                            -------------  -----------
Total liabilities and shareholders' equity  $    151,873   $  112,763
                                            =============  ===========


    (1) = includes preliminary allocation of purchase price paid for the Oxy-Dry group of companies acquired November 21, 2006, subject to final valuation.


    CONTACT: Hawk Associates, Inc.
             Frank N. Hawkins, Jr. / Julie Marshall, 305-451-1888 info@hawkassociates.com http://www.hawkassociates.com